Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202 www.teton-energy.com

Company contact:

Gillian Kane

(303) 565-4600 ext. 101

gkane@teton-energy.com

www.teton-energy.com

Teton Energy Closes Williston Basin Bakken Oil Play

DENVER, May 9 /PRNewswire-FirstCall/ — Teton Energy Corporation (Amex: TEC), an independent Rocky Mountain oil and natural gas producer, today announced that it has closed the previously announced transaction with American Oil and Gas, Inc. (Amex: AEZ) to acquire a 25% working interest in acreage located primarily in Williams County, North Dakota.

As originally announced, the agreement called for Teton to purchase a 25% interest in American’s 45,000 net (65,000 gross) acres for $5 million. Since the agreement was signed, American acquired additional acreage within the area of mutual interest. The final acreage count on May 5 was approximately 58,000 net acres, resulting in a purchase price of $6.16 million or $420 per acre for a 25% interest in the 58,000 net acres. At closing, Teton paid $2.46 million to American. The remaining $3.69 million is required to be paid between closing and June 1, 2007, and will be used to fund American’s 50% working interest for drilling and completion on the first two wells. The $3.69 million is in addition to Teton’s obligation to fund its 25% working interest in all drilling and completion costs over the same period.

Other participants in the Bakken acreage include American (50%) and Evertson Operating Company (25%). Evertson, the designated operator, plans to drill two multi-lateral horizontal test wells to the Mississippian Bakken Formation at a depth of about 10,500 feet beginning mid-year 2006. Multiple stage fracture stimulation will be used to increase recoveries. 640 acre spacing could allow for at least 100 locations over the acreage if economic recoveries are confirmed by the initial test wells. Secondary horizons include the Madison, Duperow, Red River, Nisku, and Interlake formations.

About Teton Energy Corporation

Denver-based Teton Energy Corporation is an independent oil and gas exploration and production company with operations in the Rocky Mountain region of the U.S. The Company’s common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company’s website, www.teton-energy.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiary’s expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in its Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company’s operating and financial results is included in Teton’s annual report on Form 10-K for the year ended December 31, 2005. Teton is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge, upon request from the Company.